AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is entered into and made effective as of this 6th day of September 2006, (the “Effective Date”) by and between CORNERSTONE BIOPHARMA, INC., a Nevada corporation (“Cornerstone”), and AURIGA LABORATORIES, INC., a Delaware corporation (“Auriga”) collectively the “Parties.”

BACKGROUND

1.
WHEREAS, Fleming and Company Pharmaceuticals (“Fleming”) is the owner of all right, title and interest in and to certain trademark rights and other rights in technology relating to the pharmaceutical product EXTENDRYL™ (as further defined below, the “Products”);

2.
WHEREAS, Fleming and Champion Pharmaceutical, Inc. (“Champion”) previously entered into a License Agreement, dated August 27, 2004 (the “Champion-Fleming Agreement”), whereby Champion obtained certain rights and licenses from Fleming relating to the above-mentioned trademark and other rights;

3.
WHEREAS, Pursuant to the terms of the Champion-Fleming Agreement, Champion sublicensed its rights in the Champion-Fleming Agreement to Tryon in a License Agreement dated October 1, 2004 (the “Champion-Tryon Agreement”), whereby Fleming was entitled to the same consideration from Tryon as it was entitled to under the Champion-Fleming Agreement;

4.
WHEREAS, Pursuant to a December 15, 2004 agreement, Fleming sublicensed its rights in the above-mentioned trademark and other rights directly to Tryon (the “Tryon-Fleming Agreement”), in consideration for which Tryon will pay a fee to Champion, thereby terminating the Champion- Fleming Agreemen;

5.
WHEREAS, Pursuant to a January 1, 2005 agreement, Tryon sublicensed its rights in the above-mentioned trademark and other rights to an affiliate of Cornerstone in exchange for a royalty payable to Tryon, Champion and Fleming;

6.	WHEREAS, Tryon, Auriga, and Champion entered into a reorganization transaction on April 15, 2005;

7.
WHEREAS, Pursuant to a May 24, 2005 agreement (as amended), Cornerstone’s affiliate exclusively sublicensed its rights in the above-mentioned trademark and other rights to Auriga in exchange for a royalty payable to such Cornerstone affiliate;

8.
WHEREAS, by letter dated March 23, 2006, Auriga, Cornerstone and Cornerstone’s affiliate confirmed their intent that Cornerstone, rather that Cornerstone’s affiliate, be party to the relevant agreements; and

9.	WHEREAS, Auriga and Cornerstone wish to amend the terms of their relationship.

Now, in consideration of the above, Cornerstone and Auriga desire to memorialize the terms of their arrangement.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1	Definitions. For purposes of this Agreement, the following terms will have the following meanings:

1.1    “Affiliates” means any corporation, partnership, or other entity controlling, by, or under common control with (directly or indirectly) a party to this :; “control” (including, with correlative meaning, the terms “control,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management, whether through the ownership of voting securities or by contract or otherwise.

1.2    [omitted].

1.3    “FDA” means the United States Food and Drug Administration.

1.4    “Licensed Rights” means trademark rights in EXTENDRYL™ and any proprietary information relating to formulations, the testing of formulations, sales and marketing information, historical financial data and regulatory information that relate directly to Fleming’s products sold under the Extendryl mark.

1.5    “Products” means any product marketed and sold under the Extendryl™ mark or that is substantially similar in formulation to any of the Extendryl™ products sold by Auriga, Fleming or Cornerstone, including any product line extensions or generic versions.

1.6    “Net Sales” means with respect to any Products, the gross amount invoiced by Auriga (or its Affiliates or sublicensees) for the Products sold, less (i) quantity and/or cash discounts from the gross invoice price which are actually taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejections or return of goods, (iv) third-party rebates and chargebacks actually repaid or credited, and (v) invoiced customer duties and sales taxes (excluding income, value-added and similar taxes), if any, actually paid.

1.7    “NDA” means a new drug application (whether original, supplementary or abbreviated) to the applicable regulatory authority, for approval by such regulatory authority, necessary for the commercial sale of product. An NDA, together with all supplemental filings referencing the initial NDA filing, shall be deemed one and the same NDA for all purposes of this Agreement..

2	License Grant

Effective as of August 1, 2005 (the “Effective Date of the License”), Auriga will be granted an exclusive, world-wide, perpetual license, including the right to grant sublicenses, subject to section 4 below, to use the Licensed Rights, and the goodwill associated therewith, in connection with the sale, marketing, and promotion of Products, subject to the terms and conditions contained herein. Auriga shall use diligent commercial efforts to sell Products.

3	Consideration

3.1    Closing Payment. Within five (5) business days of the Effective Date, Auriga shall issue and deliver to Cornerstone 200,000 shares of Auriga’s common stock (the “Closing Payment”).

3.2    Royalty. In consideration of the licenses granted herein, Auriga shall pay to Cornerstone a percentage of Net Sales as a royalty (“Royalty”) in accordance with the following:

Period	Royalty Percentage
Net Sales in Q3, 2006	30%
Net Sales in Q4, 2006	10%
Net Sales in Q1, 2007	10%
Net Sales in Q2, 3, 4, 2007	8%
Net Sales in 2008	7%
Net Sales in 2009 and thereafter	5%

No later than thirty (30) days from the end of each calendar quarter during the term of this Agreement, Auriga shall provide to Cornerstone a written report setting forth the Net Sales of Products during the previous quarter together with payment of all amounts shown to be due in such report. In the event of a good faith dispute, undisputed amounts shall be paid in accordance with this Section 3.2 and the parties shall work in good faith to resolve any such dispute, following which any additional amounts, if any, shall be paid promptly. Royalties payable for the period July 1, 2006 through September 30, 2006 shall be payable only on sales of products that bore a royalty under the May 24, 2005 agreement (as amended) referenced in the recitals above.

3.3    Assumption of Royalty Responsibility. Auriga, on behalf of itself and its Affiliates, will pay directly to Fleming, any royalties due Fleming under the Tryon-Fleming Agreement on behalf of any party for sales occurring after October 1, 2005.

3.4    Payment from Tryon to Champion. After July 1, 2005, Champion’s right to receive royalties will terminate.

4	Sublicenses. Auriga shall have the right to sublicense the Licensed Rights subject to the terms of this Agreement.

5
Generic Substitutes. Each party hereto agrees that it will not manufacture, cause to manufacture, sell or cause to be sold generic versions of the other party’s products. The obligation of a party not to manufacture, cause to manufacture, sell or cause to be sold generic versions of the other party’s products shall apply only to the products that are marketed by the other party immediately prior to the first to occur of (a) an assignment of this Agreement by either party or (b) a merger, share exchange or other transaction that results in a change in beneficial ownership of at least 50% of the voting shares of either party.

6	Cornerstone Obligations.

6.1    Cornerstone may, at any time, submit a new drug application (“NDA”) for a product or products containing the active ingredient methscopolamine. Cornerstone shall bear all responsibility, and all costs, associated with such NDA and obtaining and maintaining FDA approval for such product. Auriga agrees that it shall not, during the term of this Agreement, submit an NDA for a product or products containing the active ingredient methscopolamine and Auriga shall cause any sublicensees of rights related to Product not to file such an application.

6.2    Upon request of Auriga, Cornerstone will provide Auriga with information relating to Extendryl™ product formulation, manufacture, and testing, customer lists, physician lists, and supplier lists, provided, however, that Cornerstone makes no representations or warranties with respect to the accuracy or completeness of such information or its fitness for any particular purpose, and provided further that Cornerstone shall have no obligations to manufacture any Extendryl™ products after the Effective Date of the License.

7     Right of Manufacture. Cornerstone agrees that, in the event it obtains approval from the FDA under Section 505(b)(2) of the Food, Drug and Cosmetic Act (“FD&C Act”) to manufacture or sell a product containing the active ingredient methscopolamine, Auriga shall automatically be granted a license to manufacture and sell any of Extendryl HC, Extendryl PSE, Extendryl DM, Extendryl Seniors, Extendryl Juniors, Extendryl Chewables and Extendryl Syrup, in each case, as formulated with methscopolamine on the date of this Agreement, in accordance with the approval granted under Section 505(b)(2) of the FD&C Act and all applicable laws. The foregoing licenses shall bear a royalty as provided in Section 3.2 and shall be irrevocable, except that Cornerstone may revoke the license if (a) Auriga engages in conduct that materially jeopardizes the continuing validity of the approval and fails promptly to cure any such violation or (b) Auriga fails to pay required royalties. The foregoing license is expressly limited to rights under the applicable approval and shall not constitute an express or implied license to any patent, trademark or other intellectual property right of the licensor.

8             Warranties and Representations of Cornerstone. Cornerstone warrants and represents as follows:

8.1    Cornerstone has all right, title and interest in and to the Licensed Rights, necessary and sufficient to grant the rights contemplated by this Agreement, such ownership, right, title and interest, free and clear of all encumbrances, liens and rights of third parties.

8.2    To the best of Cornerstone’s knowledge, there is no third party using or infringing the Licensed Rights;

8.3    Cornerstone has not granted, conveyed, licensed or assigned any rights in the Licensed Rights to any third party.

8.4    To the best of Cornerstone’s knowledge there are no legal, governmental or regulatory proceedings pending against or otherwise involving Cornerstone relating to any Licensed Rights.

9	Confidential Information

9.1    Nondisclosure. The parties agree to maintain the confidentiality of confidential information provided under this Agreement pursuant to the terms of the Confidential Information Non-Disclosure Agreement executed between the parties (the “CINDA”).

9.2    Survival. The confidentiality provisions of this Section 9 and the CINDA will survive the termination of this Agreement and remain in full force and effect for a period of 5 years thereafter.

10	Term and Termination

10.1    Term. This Agreement shall extend indefinitely and until terminated for any of the following reasons:

10.1.1  Termination for Material Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party; provided however, that the terminating party must first give the other party written notice, which notice must state the nature of the breach in reasonable detail and that the terminating party views such alleged Material Breach as a basis for terminating this Agreement under this Section and such other party must have failed to cure that alleged breach within 30 days after receipt of such notice.

10.1.2  Termination for Insolvency. This Agreement may be terminated by either party, with termination effective immediately upon written notice to the opposite party if the opposite party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for that party’s business, or proceedings are instituted against that party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

10.1.3  Effect of Termination. In the event that either party exercises the termination provisions of Section 10.1, the license granted to Auriga under Section 2 of this Agreement shall be terminated and rights will revert to those set forth in the January 1, 2005 agreement referenced in the recitals above, provided that Cornerstone, rather than its affiliate, shall be the sublicensee of Tryon.

11	Indemnifications and Insurance

11.1   Indemnification of Cornerstone. Auriga and/or its Affiliates shall indemnify and hold Cornerstone and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys’ fees, resulting from any third party claim made or suit brought against Auriga or such persons to the extent such claim is caused by or arises out of (i) Auriga’s or its Affiliates negligence or willful misconduct, (ii) Auriga’s material breach of any terms of this Agreement, or (iii) the manufacturing, marketing, distribution, sale or use of the Products by Auriga or any third party, including any Product manufactured by Cornerstone but sold by Auriga or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Cornerstone shall immediately notify Auriga thereof and shall permit Auriga at its cost to handle and control such claim or suit. Cornerstone shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Auriga shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Cornerstone.

11.2   Indemnification of Auriga. Cornerstone shall indemnify and hold Auriga and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys’ fees, resulting from any third party claim made or suit brought against Auriga or such persons to the extent such claim is caused by or arises out of (i) Cornerstone’s negligence or willful misconduct, (ii) Cornerstone’s material breach of any terms of this Agreement, or (iii) Cornerstone’s manufacturing, marketing, distribution, sale or use of any Extendryl product(s), except for products manufactured by Auriga and sold by Auriga or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Auriga shall immediately notify Cornerstone thereof and shall permit Cornerstone at its cost to handle and control such claim or suit. Auriga shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Cornerstone shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Auriga.

11.3   Insurance. Auriga shall maintain general commercial liability, including products liability, insurance with a limit of no less than 5 million dollars in the aggregate. During the term of this Agreement, Cornerstone shall be named as an additional insured on Auriga’s policy for any and all claims arising from the Products or this Agreement. A certificate of insurance, a copy of which shall be forwarded to Cornerstone, shall evidence such insurance. The policy will not be cancelled or altered so as to reduce coverage unless and until Cornerstone shall have received thirty (30) days written notice.

12	General

12.1            Relationship of the Parties. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute a partnership or joint venture or agency relationship. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

12.2            Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified in writing to the other party hereto):

If to AURIGA	Auriga Laboratories, Inc. 5555 Triangle Parkway, Suite 300 Norcross, GA 30092 Attn: Philip S. Pesin Fax (678) 282-1700

If to CORNERSTONE:	Cornerstone BioPharma, Ltd. 2000 Regency Parkway, Suite 255 Cary, NC 27511 Attn: Craig Collard Fax: (919) 678-6599

12.3    Successors and Assigns. The term and provisions of this Agreement are assignable by and shall inure to the benefit of, and be binding upon each party and their respective successors, assigns, heirs and personal representatives.

12.4    Amendment. No amendment or modification of this Agreement will be binding unless it is in a writing, which states that it is an amendment to this Agreement, and is signed by both parties to this Agreement.

12.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles of any jurisdiction.

12.6    Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance will not constitute a waiver of that party’s rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement will be binding unless it is in writing and signed by the party granting the waiver.

12.7    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; provided, however, that nothing herein shall be construed so as to defeat the overall intention of the parties.

12.8    Survival. The provisions of Sections 3, 7, 8, 9, 11, and 12, and any other provision which by its terms is intended to survive the termination of this Agreement will survive the termination of this Agreement and remain in full force and effect thereafter.

12.9    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.10         Entire Agreement and Cancellation of Previous Agreements. This Agreement, together with all documents referred to herein (including the CINDA) and all exhibits and schedules attached hereto or thereto, contains the entire agreement and understanding of the parties, and supersedes any prior agreements or understandings between the parties with respect to the subject matter of this Agreement.

12.11   Remedies. The parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each party has the right to enforce this Agreement by injunction issued against the other party, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered as alternative remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORNERSTONE BIOPHARMA, INC.		AURIGA LABORATORIES, INC.

By:	/s/ CRAIG COLLARD	/s/ PHILIP S. PESIN
	CRAIG COLLARD PRESIDENT AND CEO	PHILIP S. PESIN CHAIRMAN AND CEO